Exhibit 5.2

Qwomar Building

P.O. Box 4649, Road Town

Tortola VG1110

British Virgin Islands

T: +1 284 494 1890

DD:	+1 284 542 1899
E:	Jose.santos@forbeshare.com
Our Ref:	JS/MBD/6552.003
Your Ref:	Reference

ARC Group Acquisition II Corp.
10 E. 53rd Street, Suite 3001
New York, NY 10022
United States of America

[  ] 2026

Dear Sirs

ARC Group Acquisition II Corp. (the “Company”)

We are lawyers licensed and qualified to practice law in the British Virgin Islands. We have acted as special British Virgin Islands counsel to the Company to provide this legal opinion in connection with the Company’s Registration Statement on Form S-1 (File number [  ]), including all amendments or supplements thereto (“Form S-1”), filed with the Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933 (the “Act”), as amended, (the “Registration Statement”) related to the underwritten public offering of (i) 10,500,000 units (the “Public Units”) in the Company with each Unit consisting of one Class A Share in the Company of US$0.0001 par value (the “Public Shares”) and, one right to receive one-quarter (1/4) of one Class A ordinary share upon the consummation of an initial business combination and one redeemable warrant, (the “Public Warrants”); (ii) up to 1,575,000 Units (the “Over-Allotment Units”) for which the underwriters have been granted an over-allotment option; (iii) a private placement of 140,000 private placement units (“Private Units”) consisting of one Class A ordinary share (the “Private Shares”) and one right to receive one-quarter (1/4) of one Class A ordinary share upon the consummation of an initial business combination and one redeemable warrant (the “Private Warrants”); (iv) all Public Shares and Private Shares (the “Ordinary Shares”) issued as part of the Units and Over-Allotment Units; and (v) all Ordinary Shares issuable upon exercise of the Public Warrants and the Private Warrants included in the Public Units, the Over-Allotment Units and the Private Units.

1.	Documents Reviewed

We have reviewed originals, copies or drafts of the following documents and have examined such other documents and considered such legal matters as we have deemed necessary for the purpose of rendering this legal opinion:

1.1	The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the [ ● ] 2026 including:

1.1.1	the Company’s Certificate of Incorporation; and

1.1.2	the Company’s Memorandum and Articles of Association.

1.2	A Registered Agent’s Certificate dated [ ● ] 2026 issued by FH Corporate Services Ltd, the Company’s registered agent (the “Registered Agent’s Certificate”).

1.3	A Certificate of Good Standing issued by the Registry of Corporate Affairs (the “Certificate of Good Standing”)

1.4	The records of proceedings on file with and available for inspection on [ ● ] 2026 at the British Virgin Islands High Court Registry (the “High Court Registry”).

1.5	The Registration Statement.

2	Assumptions

In giving this opinion we have assumed, without further verification, the completeness and accuracy of the Registered Agent’s Certificate and that the information contained in such certificate remains accurate as at the date of this opinion. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	The accuracy and completeness of all factual representations expressed in or implied by the documents we have examined.

2.4	That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.5	There is nothing under any law (other than the law of the British Virgin Islands) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the laws of the State of New York.

3	Opinion

Based upon, and subject to, the foregoing assumptions and the qualifications set out in section 4 below, and having regard to such legal considerations as we consider relevant, we are of the opinion that:

3.1	The Company is a company limited by shares and registered under the BVI Business Companies Act, 2004 (as amended) (the “Act”), in good standing at the Registry of Corporate Affairs and validly existing under the laws of the British Virgin Islands, and possesses the capacity to sue and be sued in its own name.

3.2	The Ordinary Shares to be offered and sold by the Company as contemplated by the Registration Statement have been duly authorised for issue, and when issued by the Company against payment in full, of the consideration, in accordance with the terms set out in the Registration Statement and duly registered in the Company’s register of members (shareholders), such Ordinary Shares will be validly issued, fully paid and non-assessable (meaning that no further sums are payable to the Company on such securities).

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

4.2	The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the British Virgin Islands.

4.3	We make no comment with regard to any references to foreign statutes in the Registration Statement.

4.4	This opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the British Virgin Islands which are in force on the date of this opinion.

5	Consents

In connection with the above opinion, we hereby consent:

5.1	To the use of our name in the Registration Statement, the prospectus constituting a part thereof and all amendments thereto under the caption “Legal Matters”; and

5.2	To the filing of this opinion as an exhibit to the Registration Statement.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Forbes Hare

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